Exhibit 99.1
                                  NEWS RELEASE

FOR IMMEDIATE RELEASE	Investor Contact: Michael Russell, 419.627.2233
https://investors.sixflags.com	Media Contact: Gary Rhodes, 704.249.6119

SIX FLAGS ENTERTAINMENT CORPORATION REPORTS 2025 FIRST QUARTER RESULTS
•Second quarter off to solid start with Combined Company attendance in April up 1% despite weather challenges
CHARLOTTE, N.C. (May 8, 2025) -- Six Flags Entertainment Corporation (NYSE: FUN), the largest regional amusement park operator in North America, today announced its results for the 2025 first quarter ended March 30, 2025, and updated its full year Adjusted EBITDA outlook for 2025.
Since legacy Cedar Fair and legacy Six Flags closed the merger transactions (the “Merger”) on July 1, 2024, to form the new Six Flags Entertainment Corporation (the “Company” or the “Combined Company”), legacy Cedar Fair has been determined to be the accounting acquirer for financial statement purposes. Accordingly, the reported results presented in this earnings release reflect the financial results for the Combined Company from Jan. 1, 2025, through March 30, 2025 (and for the five-week period ended May 4, 2025), and include only legacy Cedar Fair’s results (before giving effect to the Merger) for the first three months of 2024 (and, except as otherwise indicated, for the five-week period ended May 5, 2024).
First quarter results are expected to represent approximately 7% of the Combined Company’s full-year attendance and net revenues, as approximately two-thirds of the parks in the combined portfolio are closed during the period, and most parks in operation are primarily only open on weekends. Consequently, the Company operates at a loss during the first quarter.

First Quarter 2025 Results
•    Net revenues totaled $202 million, $111 million of which relates to the legacy Six Flags operations added in the Merger.
•    Net loss attributable to the Combined Company totaled $220 million, which included $134 million of net loss from legacy Six Flags operations added in the Merger.
•    Adjusted EBITDA(1) loss for the quarter totaled $171 million, $62 million of which relates to the legacy Six Flags operations added in the Merger.
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2025 FIRST QUARTER RESULTS
May 8, 2025

•    Attendance totaled 2.8 million guests, 1.6 million of whom attended legacy Six Flags parks added in the Merger.
•    In-park per capita spending(2) was $65.40.
•    Out-of-park revenues(2) totaled $24 million, $5 million of which relates to legacy Six Flags operations added in the Merger.

April 2025 Results
•    Preliminary consolidated net revenues for the five-week period ended May 4, 2025, totaled approximately $192 million, $97 million of which relates to the legacy Six Flags operations added in the Merger and $95 million of which was contributed by the legacy Cedar Fair operations during the period.
•    Attendance for the five-week period ended May 4, 2025, totaled 2.8 million guests, up slightly more than 1% compared with combined attendance for legacy Cedar Fair and legacy Six Flags for the same five-week period in 2024.
•    Preliminary in-park per capita spending for the five-week period ended May 4, 2025, was $66.34.
•    Season pass sales over the five-week period ended May 4, 2025, were up 6%, or approximately 41,000 units, compared to combined season pass sales for legacy Cedar Fair and legacy Six Flags over the same five-week period last year.

CEO Commentary
“While our start to 2025 was largely shaped by calendar timing shifts, weather variability, and near-term economic uncertainty, these are precisely the types of challenges our merger positioned us to more effectively navigate,” said Six Flags CEO Richard Zimmerman. “We remain focused on what we can control – integrating the combined company, optimizing our cost structure, driving demand by enhancing the guest experience across our properties, and laying the foundation for future growth and long-term value creation.”
Zimmerman continued, “First-quarter results were impacted by the later timing of the Easter and Spring Break holidays and strategic changes in key events such as the Boysenberry Festival at Knott’s Berry Farm, which shifted into the second quarter this year. We expect to recover attendance related to these timing shifts as we expand our operating calendars in the second and third quarters and move into the heart of the summer season.”
Zimmerman added, “We have a long track record of navigating uncertain macro environments, and we believe we are well positioned to survive and thrive despite external headwinds. As we continue to monitor the evolving economic backdrop, our teams are decisively pulling all available levers to drive profitability, offset cost pressures, and generate free cash flow – from adjusting operating calendars and promotional strategies, to improving expense management and accelerating synergy realization from the merger. We are confident we are taking the right steps to adapt to the environment and advance our priorities to drive long-term profitable growth and enhanced value for shareholders.”
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2025 FIRST QUARTER RESULTS
May 8, 2025

Financial Results for the First Quarter
Operating days – During the first quarter of 2025, operating days totaled 393 days compared with 117 operating days in the first quarter of 2024.
•    The increase in operating days versus the first quarter of 2024 reflects an additional 275 operating days at the legacy Six Flags parks resulting from the Merger. The 275 operating days represented 15 fewer days than the legacy Six Flags parks had in the first quarter of 2024.
•    The legacy Cedar Fair parks had 1 additional operating day in the first quarter of 2025 compared to the first quarter of 2024.
Net revenues – For the first quarter ended March 30, 2025, net revenues increased $100 million to $202 million, compared to net revenues of $102 million for the first quarter ended March 31, 2024, reflecting the impact of a 1.5-million-visit increase in attendance, a $3.43, or 6%, increase in in-park per capita spending, and a $3 million increase in out-of-park revenues.
•    The increase in net revenues included $111 million in net revenues contributed by the legacy Six Flags operations in the three months ended March 30, 2025.
•    The revenue contribution from legacy Six Flags was offset by $11 million in lower net revenues at legacy Cedar Fair operations during the first quarter of 2025 compared to the prior-year period.
•    The decrease in legacy Cedar Fair net revenues in the 2025 first quarter was primarily attributable to a rescheduling of Knott’s Berry Farm’s Boysenberry Festival from starting in mid-March in 2024 to starting in late-March this year to better align with the timing of Easter which fell in the second quarter this year versus in the first quarter of 2024.
•    Attendance – The 1.5 million-visit increase in attendance included a 1.6-million-visit increase resulting from attendance at the legacy Six Flags parks during the first quarter of 2025, offset slightly by 100,000 fewer visits at the legacy Cedar Fair parks.
◦The decrease in first quarter attendance at the legacy Cedar Fair parks was due to a timing shift of the Boysenberry Festival at Knott’s Berry Farm, which was rescheduled to primarily occur during the second quarter in 2025 rather than the first quarter, as in 2024.
•    In-park per capita spending – The $3.43 increase in in-park per capita spending was driven by a $5.37 impact of in-park per capita spending at the legacy Six Flags parks, offset by a decline in in-park per capita spending at the legacy Cedar Fair parks due primarily to the timing of the Boysenberry Festival and the shift of higher in-park per capita day visits to the second quarter.
◦Admissions per capita spending(2) at the legacy Cedar Fair parks was down 2%, due primarily to the later timing of the Boysenberry Festival and a shift in attendance mix to lower priced tickets in the absence of that event.
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2025 FIRST QUARTER RESULTS
May 8, 2025

◦Per capita spending on in-park products(2), including food and beverage, merchandise, games, and extra-charge offerings at the legacy Cedar Fair parks was down 5%, also the result of the later timing of the Boysenberry Festival.
•    Out-of-park revenues – The $3 million increase in out-of-park spending was the result of $5 million contributed by legacy Six Flags operations, offset by a $2 million decline in first quarter out-of-park revenues from legacy Cedar Fair operations due to the shift of Easter into the second quarter of this year, rather than the first quarter, as in 2024.
Operating costs and expenses – In the first quarter of 2025, operating costs and expenses totaled $412 million, an increase of $197 million compared to the first quarter of 2024, and included increases in operating expenses (up $143 million), SG&A expenses (up $44 million), and cost of goods sold (up $10 million), which were primarily the result of legacy Six Flags operations during the period.
•    Operating expenses – The $143 million increase in operating expenses included $146 million of operating expenses related to legacy Six Flags operations, offset by a $3 million net decrease in legacy Cedar Fair operating expenses primarily due to headcount reductions and lower maintenance costs.
•    SG&A expenses – The $44 million increase in SG&A expenses included $24 million of expenses related to legacy Six Flags operations, and a $20 million increase in SG&A expenses at legacy Cedar Fair, primarily due to higher equity compensation and severance resulting from the Merger, and to a lesser extent higher advertising costs.
•    Cost of goods sold – The $10 million increase in cost of goods sold was entirely related to the inclusion of legacy Six Flags operations. Cost of goods sold as a percentage of food, merchandise and games revenue increased 290 basis points (bps), due to a non-recurring charge recorded to align inventory standards following the Merger.
Depreciation and amortization – During the first quarter ended March 30, 2025, depreciation and amortization expense totaled $102 million, an increase of $92 million compared with the three months ended March 31, 2024, which was due to $62 million of depreciation expense attributable to the Merger and the impact of a change in interim depreciation methodology for legacy Cedar Fair. During the first quarter, the Company also recognized an $8 million loss on retirement of fixed assets in the normal course of business, including $5 million of retirements at the legacy Six Flags parks.
Operating loss – Following the items above, the operating loss for the three months ended March 30, 2025, totaled $321 million, including $137 million of operating loss from the legacy Six Flags operations during the three-month period. This compares with an operating loss of $126 million for the three months ended March 30, 2024.
Net interest expense – For the first quarter, net interest expense totaled $87 million, an increase of $53 million compared to the prior-year first quarter. The increase reflected $47 million of interest incurred on debt acquired in the Merger and incremental revolver borrowings in the first quarter.
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2025 FIRST QUARTER RESULTS
May 8, 2025

Taxes – During the three months ended March 30, 2025, the Company recorded a benefit for taxes of $187 million, compared to a benefit for taxes of $32 million for the first quarter of 2024. The higher benefit for income taxes was primarily attributable to discrete non-cash provision to return adjustments related to the Merger-related windup of the legacy Cedar Fair partnership, and the effects of the non-controlling interest distribution, accretion on the Six Flags Over Georgia call option liability, and non-deductible executive compensation. These items were partially offset by lower pre-tax book income relative to the comparable period.
Net loss – After the items noted above and income attributable to non-controlling interests, a net loss attributable to the Company for the three months ended March 30, 2025, totaled $220 million, or $2.20 per diluted share of common stock, which compares with a net loss of $133 million, or $2.63 per diluted limited partner unit, attributable to the Company, for the three months ended March 31, 2024. The first quarter net loss included $134 million of net loss related to legacy Six Flags operations during the three-month period.
Adjusted EBITDA – Management believes Adjusted EBITDA is a meaningful measure of park-level operating results. For the three months ended March 30, 2025, Adjusted EBITDA loss totaled $171 million, a $74 million higher loss compared to the first quarter of 2024. See the attached table for a reconciliation of net loss to Adjusted EBITDA.
•    The increase in Adjusted EBITDA loss included $62 million of Adjusted EBITDA loss from legacy Six Flags operations during the three-month period, and a $12 million larger loss from legacy Cedar Fair operations.
•    The larger Adjusted EBITDA loss from legacy Cedar Fair operations was primarily due to lower revenues resulting from the timing shift of the Boysenberry Festival at Knott’s Berry Farm from the first quarter to the second quarter in 2025.
April Update
Based on preliminary operating results, net revenues for the five-week period ended May 4, 2025, totaled approximately $192 million, which included $97 million in net revenues contributed by the legacy Six Flags operations added in the Merger and $95 million in net revenues contributed by the legacy Cedar Fair operations during the period.
•    Attendance for the combined portfolio over the five-week period ended May 4, 2025, totaled 2.8 million visits, which was up a little more than 1% compared to combined attendance for legacy Cedar Fair and legacy Six Flags over the same five-week period last year.
•    In-park per capita spending over the five-week period ended May 4, 2025, totaled $66.34, up more than 1% from guest spending levels during the first quarter.
•    Sales of season passes and memberships over the five-week period ended May 4, 2025, have been solid, with unit sales up 6% compared to combined sales of season passes and memberships across the legacy Cedar Fair and legacy Six Flags portfolios over the same five-week period last year.
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2025 FIRST QUARTER RESULTS
May 8, 2025

Balance Sheet and Liquidity Highlights
As of March 30, 2025, the Company reported the following:
Deferred revenues of $374 million, compared with $233 million of deferred revenues on March 31, 2024.
•    The $141 million increase reflects the inclusion of $152 million of deferred revenues at the legacy Six Flags parks as of March 30, 2025, offset somewhat by a decrease of $11 million, or 5%, at the legacy Cedar Fair parks.
•    The decrease in deferred revenues at the legacy Cedar Fair parks was largely attributable to lower early-season sales of advance purchase products, including season passes and related products, the normal amortization of prepaid lease payments related to California’s Great America, and the elimination of transaction fees in California due to new regulations.
Total liquidity of $241 million, including cash on hand and available borrowings under the Company’s revolving credit facility.
Net debt(3) of $5.21 billion, calculated as total debt of $5.27 billion (before debt issuance costs and acquisition fair value layers) less cash and cash equivalents of $62 million.
2025 Outlook
“Based on our conviction in the underlying strength of our brands, our resilient business model, and our long-term strategy, we are maintaining our full year Adjusted EBITDA(1) guidance range for 2025," said Zimmerman. "We are confident in our operating plan built around an optimized cost structure, while targeting the second and third quarters to aggressively drive growth through our compelling capital program.
“Our operating plan anticipated some consumer caution given heightened macroeconomic uncertainty. Accordingly, we have been taking proactive steps to mitigate these impacts – including refinements to our operating calendars, targeted cost reductions, and more aggressive yield management on tickets and in-park products. These measures are designed to improve profitability while ensuring we are positioned to attract guests heading into our peak season,” concluded Zimmerman.
Six Flags Investor Day
Six Flags management will be delivering an Investor Day presentation beginning at 9:00 AM EDT on Tuesday May 20, 2025. A live webcast of the presentation can be accessed on the Company’s investors website at https://investors.sixflags.com under the tabs Investor Information / Events & Presentations. A webcast replay of the Investor Day presentation will be made available on the Company’s investors website shortly after completion of the live event.
Conference Call
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2025 FIRST QUARTER RESULTS
May 8, 2025

As previously announced, Six Flags Entertainment Corporation will host a conference call with analysts starting at 10 a.m. ET today, May 8, 2025, to discuss its recent financial results. Participants on the call will include Six Flags President and CEO Richard Zimmerman and Executive Vice President and CFO Brian Witherow.
Investors and all other interested parties can access a live, listen-only audio webcast of the call on the Six Flags Investors website at https://investors.sixflags.com under the tabs Investor Information / Events & Presentations. Those unable to listen to the live webcast can access a recorded version of the call on the Six Flags Investors website at https://investors.sixflags.com under Investor Information / Events and Presentations, shortly after the live call’s conclusion.
A digital recording of the conference call will be available for replay by phone starting at approximately 1 p.m. ET on Thursday May 8, 2025, until 11:59 p.m. ET on Wednesday May 15, 2025. To access the phone replay in North America please dial (800) 770-2030; from international locations please dial +1 (609) 800-9909, followed by Conference ID 3720518.
About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation (NYSE: FUN) is North America’s largest regional amusement-resort operator with 27 amusement parks, 15 water parks and nine resort properties across 17 states in the U.S., Canada and Mexico. Focused on its purpose of making people happy, Six Flags provides fun, immersive and memorable experiences to millions of guests every year with world-class coasters, themed rides, thrilling water parks, resorts and a portfolio of beloved intellectual property such as Looney Tunes®, DC Comics® and PEANUTS®.

Footnotes:
(1) Adjusted EBITDA is not a measurement computed in accordance with GAAP. Management believes Adjusted EBITDA is a meaningful measure of park-level operating profitability and uses it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. For additional information regarding Adjusted EBITDA, including how the Company defines and uses this measure, see the attached reconciliation table and related footnotes.
(2) In-park per capita spending, admissions per capita spending, per capita spending on in-park products, and out-of-park revenues are non-GAAP financial measures. See the attached reconciliation table and related footnote for the calculation of these metrics. These metrics are used by management as major factors in significant operational decisions as they are primary drivers of financial and operational performance, measuring demand, pricing, and consumer behavior.
(3) Net debt is a non-GAAP financial measure. See the attached reconciliation table and related footnote for the calculation of net debt. Net debt is used by the Company and investors to monitor leverage, and management believes it is meaningful for this purpose.

Forward-Looking Statements
Some of the statements contained in this news release that are not historical in nature are forward-looking statements within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements as to our
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2025 FIRST QUARTER RESULTS
May 8, 2025

expectations, beliefs, goals and strategies regarding the future. Words such as “anticipate,” “believe,” “create,” “expect,” “future,” “guidance,” “intend,” “plan,” “potential,” “seek,” “synergies,” “target,” “will,” “would,” similar expressions, and variations or negatives of these words identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. These forward-looking statements may involve current plans, estimates, expectations and ambitions that are subject to risks, uncertainties and assumptions that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those described in such statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct, that our growth and operational strategies will achieve the target results. Important risks and uncertainties that may cause such a difference and could adversely affect attendance at our parks, our future financial performance, and/or our growth strategies, and could cause actual results to differ materially from our expectations or otherwise to fluctuate or decrease, include, but are not limited to: failure to realize the anticipated benefits of the Merger, including difficulty in integrating the businesses of legacy Six Flags and legacy Cedar Fair; failure to realize the expected amount and timing of cost savings and operating synergies related to the Merger; general economic, political and market conditions; the impacts of pandemics or other public health crises, including the effects of government responses on people and economies; adverse weather conditions; competition for consumer leisure time and spending or other changes in consumer behavior or sentiment for discretionary spending; unanticipated construction delays or increases in construction or supply costs; changes in capital investment plans and projects; anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the Combined Company’s operations; legislative, regulatory and economic developments and changes in laws, regulations, and policies affecting the Combined Company; acts of terrorism or outbreak of war, hostilities, civil unrest, and other political or security disturbances; and other risks and uncertainties we discuss under the heading “Risk Factors” within our Annual Report on Form 10-K and in the other filings we make from time to time with the Security and Exchange Commission. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this document and are based on information currently and reasonably known to us. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after publication of this new release.
This news release and prior releases are available under the News tab at https://investors.sixflags.com
- more -
(financial tables follow)
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2025 FIRST QUARTER RESULTS
May 8, 2025

SIX FLAGS ENTERTAINMENT CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three months ended
	March 30, 2025	March 31, 2024
Net revenues:
Admissions	$106,761	$47,384
Food, merchandise and games	65,848	38,858
Accommodations, extra-charge products and other	29,448	15,373
	202,057	101,615
Costs and expenses:
Cost of food, merchandise, and games revenues	21,601	11,611
Operating expenses	299,479	156,696
Selling, general and administrative	90,785	46,666
Depreciation and amortization	102,330	10,312
Loss on retirement of fixed assets, net	8,098	2,614
Loss on other assets	791	—
	523,084	227,899
Operating loss	(321,027)	(126,284)
Interest expense, net	87,035	34,336
Other (income) expense, net	(1,584)	5,263
Loss before taxes	(406,478)	(165,883)
Benefit for taxes	(186,760)	(32,416)
Net loss	(219,718)	(133,467)
Net loss attributable to non-controlling interests	—	—
Net loss attributable to Six Flags Entertainment Corporation	$(219,718)	$(133,467)

SIX FLAGS ENTERTAINMENT CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	March 30, 2025	March 31, 2024
Cash and cash equivalents	$61,512	$35,128
Total assets	$9,163,917	$2,264,265
Long-term debt, including current maturities:
Revolving credit loans	$609,003	$158,000
Term debt	978,527	—
Notes	3,660,036	2,277,941
	$5,247,566	$2,435,941
Equity (deficit)	$1,833,780	$(730,919)

Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2025 FIRST QUARTER RESULTS
May 8, 2025

SIX FLAGS ENTERTAINMENT CORPORATION
RECONCILIATION OF MODIFIED EBITDA AND ADJUSTED EBITDA
(In thousands)

	Three months ended
	March 30, 2025	March 31, 2024
Net loss	$(219,718)	$(133,467)
Interest expense, net	87,035	34,336
Benefit for taxes	(186,760)	(32,416)
Depreciation and amortization	102,330	10,312
EBITDA	(217,113)	(121,235)
Non-cash foreign currency (gain) loss	(2,214)	5,239
Non-cash equity compensation expense	17,076	5,284
Loss on retirement of fixed assets, net	8,098	2,614
Loss on other assets	791	—
Costs related to the Mergers (1)	15,640	10,147
Other (2)	6,932	771
Modified EBITDA (3)	(170,790)	(97,180)
Net loss attributable to non-controlling interests	—	—
Adjusted EBITDA (3)	$(170,790)	$(97,180)

(1)    Consists of integration costs related to the Merger for the three months ended March 30, 2025, including third-party consulting costs related to the Merger, severance related to the Merger, retention bonuses, integration team salaries and benefits, costs to integrate information technology systems, maintenance costs to update legacy Six Flags parks to legacy Cedar Fair standards and certain legal costs. Consists of third-party legal and consulting transaction costs for the three months ended March 31, 2024. These costs are added back to net loss to calculate Modified EBITDA and Adjusted EBITDA as defined in the Combined Company's credit agreement.

(2)    Consists of certain costs as defined in the Combined Company's credit agreement. These costs are added back to net loss to calculate Modified EBITDA and Adjusted EBITDA and include certain legal and consulting expenses unrelated to the Merger, severance and related benefits unrelated to the Merger, cost of goods sold recorded to align inventory standards following the Merger, Mexican VAT taxes on intercompany activity and contract termination costs. This balance also includes unrealized gains and losses on pension assets and short-term investments.

(3)    Modified EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the Combined Company's credit agreement. Adjusted EBITDA represents Modified EBITDA less net loss attributable to non-controlling interests. Management included both measures to disclose the effect of non-controlling interests. Prior to the Merger, legacy Cedar Fair did not have net income attributable to non-controlling interests. Management believes Modified EBITDA and Adjusted EBITDA are meaningful measures of park-level operating profitability, and uses them for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA is widely used by analysts, investors and comparable companies in the industry to evaluate operating performance on a consistent basis, as well as more easily compare results with those of other companies in the industry. Modified EBITDA and Adjusted EBITDA are provided as supplemental measures of the Combined Company's operating results and are not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Modified EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2025 FIRST QUARTER RESULTS
May 8, 2025

SIX FLAGS ENTERTAINMENT CORPORATION
CALCULATION OF NET DEBT
(In thousands)

March 30, 2025
Long-term debt, including current maturities	$5,247,566
Plus: Debt issuance costs and original issue discount	45,410
Less: Acquisition fair value layers	(22,293)
Less: Cash and cash equivalents	(61,512)
Net Debt (1)	$5,209,171
(1)    Net Debt is a non-GAAP financial measure used by investors to monitor leverage. The measure may not be comparable to similarly titled measures of other companies.

SIX FLAGS ENTERTAINMENT CORPORATION
KEY OPERATIONAL MEASURES
(In thousands, except per capita and operating day amounts)

	Three months ended
	March 30, 2025	March 31, 2024
Attendance	2,818	1,349
In-park per capita spending (1)	$65.40	$61.97
Admissions per capita spending (1)	$37.72	$35.13
Per capita spending on in-park products (1)	$27.68	$26.84
Out-of-park revenues (1)	$23,916	$21,322
Operating days	393	117

(1)    In-park per capita spending is calculated as revenues generated within the Combined Company's amusement parks and separately gated outdoor water parks along with related parking revenues and online transaction fees charged to customers (in-park revenues), divided by total attendance. Admissions per capita spending is calculated as revenues generated for admission to the Combined Company's amusement parks and separately gated water parks along with related parking revenues and online transaction fees charged to customers (in-park admissions revenues) divided by total attendance. Per capita spending on in-park products is calculated as all other revenues generated within the Combined Company's amusement parks and separately gated water parks, including food and beverage, merchandise, games and extra-charge offerings (in-park product revenues) divided by total attendance. Out-of-park revenues are defined as revenues from resorts, out-of-park food and retail locations, sponsorships, international agreements and all other out-of-park operations.

In-park revenues, in-park per capita spending, in-park admissions revenues, admissions per capita spending, in-park product revenues, per capita spending on in-park products, and out-of-park revenues are non-GAAP measures. These metrics are used by management as major factors in significant operational decisions as they are primary drivers of financial and operational performance, measuring demand, pricing, and consumer behavior. A reconciliation of in-park revenues, including in-park admissions revenues and in-park product revenues, and out-of-park revenues to net revenues for the periods presented is in the table below. Certain prior period amounts totaling $1.9 million for the three months ended March 31, 2024 were reclassified from out-of-park revenues to in-park admissions revenues following completion of the Merger. The Combined Company made certain reclassification adjustments to prior period amounts where it adopted the legacy Six Flags classification.

	Three months ended
(In thousands)	March 30, 2025	March 31, 2024
In-park admissions revenues	$106,311	$47,381
In-park product revenues	78,004	36,208
In-park revenues	184,315	83,589
Out-of-park revenues	23,916	21,322
Concessionaire remittance	(6,174)	(3,296)
Net revenues	$202,057	$101,615
For the five weeks ended May 4, 2025, preliminary net revenues included in-park revenues of approximately $183 million, out-of-park revenues of approximately $16 million and concessionaire remittance of approximately $7 million.

Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700